Exhibit 99.1

CONTACT:
B. Grant Yarber
President and Chief Executive Officer
Phone: (919) 645-3494
Email: gyarber@capitalbank-nc.com

FOR IMMEDIATE RELEASE

Capital Bank Corporation Announces Departure of Chief Accounting Officer

RALEIGH, N.C. – May 1, 2008 – Capital Bank Corporation (Nasdaq: CBKN) announced that on April 28, 2008, Lyn Hittle notified Capital Bank Corporation of her intention to resign the position she holds as Senior Vice President and Chief Accounting Officer (Principal Accounting Officer) with the Company and Capital Bank, the Company’s banking subsidiary, in order to pursue a new opportunity. Since September 2007, Ms. Hittle has served as the Company’s Senior Vice President and Chief Accounting Officer.

The Company will conduct a search for a replacement to Ms. Hittle. Until such replacement is hired, the Company’s Chief Financial Officer, Michael R. Moore, will perform Ms. Hittle’s duties as Principal Accounting Officer after Ms. Hittle’s last day with the Company on May 9, 2008.

Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.6 billion in total assets, offers a broad range of financial services. Capital Bank operates 27 banking offices in Asheville (3), Burlington (4), Cary, Graham (2), Greensboro, Hickory, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (5), Sanford (3), Siler City, Wake Forest and Zebulon. The company’s website is www.capitalbank-nc.com.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

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